SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)
UNDER THE SECURITIES EXCHANGE ACT OF 1934

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.     1       )(1)


                         TESMA INTERNATIONAL INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


CLASS A SUBORDINATE VOTING SHARES
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   881908 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

December 5, 2002



     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/98)


CUSIP No. 881908107                 13G                    Page 2 of 14 Pages



1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Michael Lee-Chin

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Canadian
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          Nil*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            Nil*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    Nil*
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Nil*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


*See item 2(a) of this filing



CUSIP No. 881908107                 13G                 Page 3 of 14 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Portland Holdings Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Incorporated under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          Nil*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            Nil*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    Nil*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Nil*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing

CUSIP No. 881908107                 13G                 Page 4 of 14 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC Limited

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Incorporated under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          977,056*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            977,056*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    977,056*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.4% of outstanding Common Shares*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

IA
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing

CUSIP No. 881908107                 13G                 Page 5 of 14 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC Canadian Focused Fund

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          366,800*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            366,800*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    366,800*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.0% of outstanding Common Shares*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

IV
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing

CUSIP No. 881908107                 13G                 Page 6 of 14 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC Canadian Focused Corporate Class

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          43,894*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            43,894*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    43,894*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    .2% of outstanding Common Shares*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

IV
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing


CUSIP No. 881908107                 13G                 Page 7 of 14 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC Canadian Balanced Fund

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          550,400*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            550,400*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    550,400*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.0% of outstanding Common Shares*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

IV
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing

CUSIP No. 881908107                 13G                 Page 8 of 14 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC Canadian Balanced Corporate Class

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          15,962*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            15,962*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    15,962*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.1% of outstanding Common Shares*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

IV
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing
CUSIP No. 881908107                 13G                 Page 9 of 14 Pages


_______________________________________________________________________________
Item 1(a).  Name of Issuer:

Tesma International Inc..

_______________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

1000 Tesma Way, Concord, Ontario L4K 5R8

______________________________________________________________________________
Item 2(a).  Name of Person Filing:

AIC Limited ("AIC") a corporation incorporated under the laws of Ontario is the portfolio manager of certain accounts and the manager and trustee of certain mutual funds in Ontario (collectively the "Funds") which are owners of record of the securities covered by this report. AIC is qualified to act as an investment adviser to the Funds in Ontario, Canada pursuant to a registration under the Securities Act(Ontario). AIC as trustee of the Funds, shares with the Funds the power to direct the voting and disposition of the shares of the Issuer held by the Funds. Michael Lee-Chin holds indirectly through his sole ownership of Portland Holdings Inc. approximately 90% of the voting equity securities of AIC and consequently he may be deemed under United States securities law tobeneficially own the Issuer shares held by AIC and by the Funds, although he disclaims beneficial ownership of the holdings of the Funds. Mr. Lee-Chin is a citizen and resident of Canada.

_______________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

1375 Kerns Road, Burlington, Ontario, Canada L7R 4X8

_______________________________________________________________________________
Item 2(c).  Citizenship:


Michael Lee-Chin - Canadian
AIC Limited- Incorporated under the laws of Ontario, Canada
Portland Holdings Inc. - Incorporated under the laws of Ontario, Canada
Funds - certain mutual funds organized under the laws of
        Ontario, Canada
_______________________________________________________________________________
Item 2(d).  Title of Class of Securities:

Common Shares

_______________________________________________________________________________
Item 2(e).  CUSIP Number

881908107
_______________________________________________________________________________



CUSIP No. 881908107                13G                    Page 10 of 14 Pages



Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

(b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

(d)  [_]  Investment company registered under Section 8 of the Investment
               Company Act.

(e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)  [_]  An employee benefit plan or endowment fund in accordance with
               Rule 13d-1(b)(1)(ii)(F);

(g)  [_]  A parent holding company or control person in accordance with
               Rule 13d-1(b)(1)(ii)(G);

(h)  [_]  A savings association as defined in Section 3(b) of the Federal
               Deposit Insurance Act;

(i)  [_]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment
               Company Act;

(j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [x]























CUSIP No. 881908107                  13G                Page 11 of 14 Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:  977,056*

     (b)  Percent of class: 5.4*

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote Nil,

          (ii)  Shared power to vote or to direct the vote 977,056*,

          (iii) Sole power to dispose or to direct the disposition of Nil,

          (iv) Shared power to dispose or to direct the disposition of 977,056*

          * See item 2(a)
________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

         Inapplicable
________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Inapplicable
________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary which acquired the Security Being Reported on by the Parent Holding Company.

         Inapplicable
_______________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

         Inapplicable
________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

         Inapplicable
________________________________________________________________________________
Item 10.  Certifications.


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


CUSIP No. 881908107                  13G                Page 12 of 14 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 5, 2002

MICHAEL LEE-CHIN

By    /s/Victoria J. Ringelberg				12/05/2002
      Victoria J. Ringelberg, Vice-President,		Date
      Chief Financial Officer

Under Power of Attorney dated November 15, 1999.


PORTLAND HOLDINGS INC.

By   /s/Victoria J. Ringelberg				12/05/2002
      Victoria J. Ringelberg, Vice-President,		Date
      Chief Financial Officer

Under Power of Attorney dated November 15, 1999.


AIC LIMITED

By    /s/Victoria J. Ringelberg     			12/05/2002
      Victoria J. Ringelberg, 		 		Date
	Chief Financial Officer


AIC LIMITED as trustee for the
AIC CANADIAN FOCUSED FUND

By    /s/Victoria J. Ringelberg				12/05/2002
      Victoria J. Ringelberg, 				Date
	Chief Financial Officer


AIC LIMITED as trustee for the
AIC CANADIAN FOCUSED CORPORATE CLASS

By    /s/Victoria J. Ringelberg				12/05/2002
      Victoria J. Ringelberg,					Date
	Chief Financial Officer


AIC LIMITED as trustee for the
AIC CANADIAN BALANCED FUND

By    /s/Victoria J. Ringelberg				12/05/2002
      Victoria J. Ringelberg,					Date
	Chief Financial Officer
CUSIP No. 881908107                  13G                Page 13 of 14 Pages

AIC LIMITED as trustee for the
AIC CANADIAN BALANCED CORPORATE CLASS

By    /s/Victoria J. Ringelberg				12/05/2002
      Victoria J. Ringelberg,					Date
	Chief Financial Officer

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).


POWER OF ATTORNEY

The undersigned does hereby appoint, Maureen Charlton, Victoria Ringelberg and Neil W. Murdoch, and each of them, acting singly, with full power of substitution, as the true and lawful attorney of the undersigned, to sign on behalf of the undersigned in respect of the ownership of equity securities held by the undersigned, directly or beneficially, and to be reported pursuant to sections 13(d) and 13(g) of the Securities and Exchange Act of 1934, as amended, and to execute joint filing agreements with respect to such filings.

IN WITNESS WHEREOF, this Power of Attorney, has been executed as of the 15th day of November, 1999.

/s/Michael Lee Chin
Michael Lee Chin


JOINT FILING AGREEMENT

The persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the Common Shares of Tesma International Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned hereby execute this Agreement as of the 5th day of December, 2002.


MICHAEL LEE-CHIN

By  /s/Victoria J. Ringelberg
    Victoria J. Ringelberg,
    Chief Financial Officer

Under Power of Attorney dated November 15, 1999.


PORTLAND HOLDINGS INC.

By  /s/Victoria J. Ringelberg
    Victoria J. Ringelberg,
    Chief Financial Officer

Under Power of Attorney dated November 15, 1999.

CUSIP No. 881908107                  13G                Page 14 of 14 Pages


AIC LIMITED

By  /s/Victoria J. Ringelberg
    Victoria J. Ringelberg,
    Chief Financial Officer


AIC LIMITED as trustee for the
AIC CANADIAN FOCUSED FUND

By    /s/Victoria J. Ringelberg
      Victoria J. Ringelberg,
      Chief Financial Officer


AIC LIMITED as trustee for the
AIC CANADIAN FOCUSED CORPORATE CLASS

By    /s/Victoria J. Ringelberg
      Victoria J. Ringelberg,
      Chief Financial Officer


AIC LIMITED as trustee for the
AIC CANADIAN BALANCED FUND

By    /s/Victoria J. Ringelberg
      Victoria J. Ringelberg
      Chief Financial Officer


AIC LIMITED as trustee for the
AIC CANADIAN BALANCED CORPORATE CLASS

By    /s/Victoria J. Ringelberg
      Victoria J. Ringelberg
      Chief Financial Officer